EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1-A2 of our report dated December 11, 2023, relating to the financial statements of Oyocar Group Inc. as of August 31, 2023 and the period from July 10, 2023 (Inception) through August 31, 2023 and to all references to our firm included in this Registration Statement.

Certified Public Accountants

Lakewood, CO

April 11, 2024